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                                                                   EXHIBIT 5(bb)
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                                                   VARIABLE GROUP UNIVERSAL LIFE
MINNESOTA LIFE                                     PARTIAL SURRENDER ENDORSEMENT
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Minnesota Life Insurance Company - 400 Robert Street North - St. Paul, Minnesota
55101-2098
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This endorsement amends the Variable Group Universal Life certificate to which
it is attached effective                         .

Under the "SURRENDERS AND WITHDRAWALS" section of the certificate, the provision entitled "IS A PARTIAL SURRENDER PERMITTED?" has been amended in its entirety to read:

IS A PARTIAL SURRENDER PERMITTED?

Yes. The owner may make a partial surrender of the net cash value under this certificate. The amount of a partial surrender must be $500 or more and cannot exceed 100% of the net cash value of this certificate. A partial surrender will cause a decrease in the face amount equal to the amount surrendered. has no effect on the face amount of the death benefit. However, since the account value is reduced by the amount of the partial surrender, the death benefit will be reduced by this same amount at the time of the partial surrender. We reserve the right to change the minimum amount or limit the number of times the owner may make a partial surrender.


Agreed to by Minnesota Life Insurance Company.



/s/ Dennis E. Prohofsky                                    /s/ Robert L. Senkler
Secretary                                                  President


00-30159                                                        Minnesota Life 1